Exhibit 10.39

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ROIVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of May 19, 2020, by and between Mayukh Sukhatme, MD (the “Executive”) and Roivant Sciences, Inc. (the “Company”). This Agreement hereby amends and restates, effective as of May 19, 2020 (the “Effective Date”), the Executive’s prior employment agreement with the Company, dated April 28, 2015 (the “Prior Agreement”), and otherwise supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

RECITALS

A.    The Company desires the association and services of the Executive and the Executive’s skills, abilities, background and knowledge, and is willing to continue to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B.    The Executive desires to continue to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

In consideration of the foregoing, the parties agree as follows:

1.    CONTINUED EMPLOYMENT BY THE COMPANY.

1.1    Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of President and Chief Investment Officer, reporting to, and subject to the direction of, the Company’s chief executive officer (“CEO”). In this position, the Executive will have the duties and authorities normally associated with an executive in this position. The Executive shall continue to devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement. The Executive shall not be permitted to serve on the board of directors of other corporations or otherwise perform any services for any company other than the Company, its Parent (as defined below) or its subsidiaries without the CEO’s approval; provided that the Executive shall be permitted to serve on boards of charitable organizations.

1.2    Service to Affiliates. It is understood and agreed that the Executive’s duties may include serving as a director or officer and/or providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Roivant Sciences Ltd. (the “Parent”), provided that the Executive agrees that the Executive will not knowingly provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

outside the United States; and provided further that Executive’s breach of this provision shall not constitute a material breach of this Agreement or otherwise cause Executive to incur any liability to Parent. The Executive will not become an employee of the Parent, and the Executive’s activities in respect of services to the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.

1.3    Location of Employment. The Executive’s principal place of employment shall be the Company’s offices located in New York, New York. The Executive understands that the Executive’s duties may require periodic business travel.

1.4    Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company, its Board of Directors (the “Board”), and/or the Board of Directors of the Parent (the “Parent Board”). In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall govern and control.

1.5    Exclusive Employment; Agreement Not to Compete. Subject to Section 1.1 and 1.2 above, except with the prior written consent of the Board or the Parent Board, the Executive will not, during the Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.6    Execution of General Release in Consideration of Continued Employment and Opportunity to Receive the Benefits and Payments Set Forth Herein. In consideration of the Executive’s continued employment with the Company, the Executive agrees to execute the General Release Agreement attached hereto as Exhibit A (“General Release”) within thirty (30) days of signing this Agreement. In the event the Executive revokes the General Release or otherwise breaches its terms and conditions, all rights, duties, and obligations of the Executive and the Company to each other under this Agreement shall cease (except as to the Executive’s restrictive covenants and continuing obligation to maintain the Company’s confidential information as set forth in Section 4 below, which shall survive termination of this Agreement) and the Executive’s employment with the Company shall terminate immediately. Except as may be provided in the General Release, nothing contained in the General Release shall release any

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

claims or rights of the Executive that arise after the date of the execution of the General Release, including, but not limited to (i) amounts or payments owed to him after the date of his execution of the General Release or (ii) any outstanding equity awards set forth on Exhibit C.

2.    AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, the Executive must provide the Company at least three (3) months’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive written notice in the event of a termination of the Executive’s employment by the Company without Cause.

3.    COMPENSATION AND BENEFITS.

3.1    Salary.    The Company shall pay the Executive a base salary at the annualized rate of Three Hundred and Fifty Thousand dollars ($350,000) (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a three hundred sixty-five (365) day year. The Base Salary shall be subject to periodic review and may be adjusted upward (not downward) from time to time in the discretion of the Board and/or the Parent Board.

3.2    Annual Performance Bonus.

(a)    Each fiscal year, the Executive will be eligible to receive an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to one hundred percent (100%) of the Executive’s Base Salary, based on the CEO’s assessment of the Executive’s individual performance and the achievement of performance targets established by the CEO, the Board, the Parent Board, and/or a subcommittee of the Board or the Parent Board. Subject to Section 5.1, in order to be eligible to receive the Annual Performance Bonus for any year, the Executive must remain employed by the Company through and including the Annual Bonus Payment Date (as defined below) for such year. Subject to the Executive’s execution and non-revocation of a release in accordance with Section 3.2(b), the Annual Performance Bonus, if any, will be paid within thirty (30) days following the end of the Company’s fiscal year (March 31st) or by April 30th such date of payment, the “Annual Bonus Payment Date”). The CEO, the Board, the Parent Board (and/or a subcommittee of the Board or the Parent Board) reserve the right to modify the bonus criteria from year to year. The determination of whether the Executive will be eligible to receive an Annual Performance Bonus and the amount thereof shall be determined by the CEO and approved by the Board, the Parent Board, and/or a subcommittee of the Board or the Parent Board.

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)    In order to receive the Annual Performance Bonus, the Executive must execute on the date specified by the Company (and not subsequently revoke) a release acceptable to the Company and permissible under applicable law, which shall release claims similar to those described in the General Release attached hereto as Exhibit A, accrued through the date of execution (the “Payment Release”). In the event the Executive’s employment terminates on account of his death, execution of a release of claims shall not be required for receipt of any unpaid Annual Performance Bonus upon the Executive’s death.

3.3    [***]. [***].

3.4    Equity.

(a)    The Executive has previously been granted an award of an option to purchase one million two hundred fifty thousand (1,250,000) shares of Parent common stock (the “Option Award”), with an exercise price equal to the fair market value of Parent’s common stock on such date of grant, as set forth in the Plan, and which is subject to a six (6) year vesting period, with (i) six percent (6%) of the Option Award vesting on the first anniversary of the date of grant, (ii) ten percent (10%) of the Option Award vesting on the second anniversary of the date of grant, (iii) fourteen percent (14%) of the Option Award vesting on the third anniversary of the date of grant, (iv) eighteen percent (18%) of the Option Award vesting on the fourth anniversary of the date of grant, (v) twenty-two percent (22%) of the Option Award vesting on the fifth anniversary of the date of grant, and (vi) thirty percent (30%) of the Option Award vesting on the sixth anniversary of the date of grant, provided the Executive is employed by the Company on each such vesting date. The Option Award will be governed by the Plan and other documents issued in connection with the grant.

(b)    The Executive’s outstanding equity awards in respect of the Parent as of the Effective Date are set forth on Exhibit C of this Agreement (the “Outstanding Awards”). For the avoidance of doubt, Company acknowledges that Executive’s April 2015, August 2015 and October 2015 grants as provided in Exhibit C have vested in full in accordance with the terms of the Plan and underlying grant agreements.

(c)    [***].

(d)    For the avoidance of doubt, and notwithstanding any provision of Executive’s Equity Awards, any unvested portion of Executive’s Equity Awards shall be forfeited upon Executive’s termination of employment for any reason, except as otherwise provided in Section 5.3(b).

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(e)    The Executive acknowledges and agrees to execute all documents reasonably requested by the Company or Parent in order to effectuate the terms and conditions of this Section 3.4, including any amendments to the Outstanding Awards requested by Parent.

3.5    Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive shall be entitled to vacation, sick leave and observed holidays in accordance with the policies and practices of the Company and applicable law. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

3.6    Expense Reimbursements/Legal Fees. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting the Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses. [***].

3.7    Notwithstanding any provision of this Agreement, in the event the Executive does not timely execute a Payment Release as required under this Agreement, or revokes any such Payment Release, the Executive shall cease to be eligible to receive (i) any further Annual Performance Bonus pursuant to this Agreement, (ii) [***], and (iii) any equity award or vesting in Executive’s Equity Awards in respect of the Parent, or any of its subsidiaries.

4. PROPRIETARY INFORMATION OBLIGATIONS.

As a condition of the Executive’s continued employment with the Company, the Executive acknowledges and affirms the Executive’s agreement to abide by the Company’s Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (“NDIA”), attached hereto as Exhibit D and which Executive is required to execute in conjunction with this Agreement. The NDIA is incorporated by reference herein and shall remain in full force and effect in accordance with its terms. Notwithstanding any provision contained in this Agreement or the NDIA to the contrary, the Company shall provide the Executive with access to retrieve copies of personal notes the Executive develops while employed by the Company and such access shall continue for three (3) months after termination of employment; provided that, to the extent that such personal notes contain confidential or business information of the Company or any of its affiliates, Executive shall keep such information confidential, not disclose the information to any third party, and not use the information to compete with the Company in a manner that is adverse to the Company.

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.    TERMINATION OF EMPLOYMENT.

5.1    Termination Without Cause Or Resignation For Good Reason. If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason (as defined below), the Company shall pay the Executive any earned but unpaid Base Salary, any unpaid portion of the Annual Performance Bonus not paid from the year prior to termination and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed Payment Release, which is non-revocable prior to the Release Date (as defined below), and if the Executive allows the Payment Release to become effective in accordance with its terms, then the Executive shall receive (a) an aggregate amount equal to (i) twelve (12) months of the Executive’s then current Base Salary and (ii) Executive’s target Annual Performance Bonus (disregarding any reduction in Base Salary or target Annual Performance Bonus that constitutes Good Reason), payable in equal installments over the twelve (12) month period following the date of the Executive’s termination in accordance with customary payroll practices, but no less frequently than monthly; and (b) monthly reimbursement of the COBRA premiums associated with continued group health and dental plan coverage in which the Executive was enrolled as of the date of the Executive’s employment termination, less active employee rates, until the earlier of: (i) twelve (12) months from the date of the termination of the Executive’s employment, or (ii) until the Executive becomes eligible to be covered under a subsequent employer’s group health insurance plan. The Executive agrees to provide the Company with written notice of the Executive’s eligibility to be covered under a subsequent employer’s group health insurance plan no later than five (5) business days after the Executive becomes eligible for such coverage. The payments set forth in the preceding clause (a) and (b) shall commence within the next payroll cycle following, but no later than within fourteen (14) days following, the Release Date and will be subject to required withholding, provided that any amounts that would have otherwise been paid during the period between the Executive’s termination date and the first payment date in accordance with payroll practices will be included in the first payment. Except as provided in Section 3.3 or Section 5.3 below, upon the Executive’s termination of employment pursuant to this Section 5.1, the Company shall have no further obligations to the Executive, except as may otherwise be required by law.

5.2    Other Termination. If the Executive resigns from employment with the Company at any time without Good Reason or the Company terminates the Executive’s employment at any time for Cause or due to death or Disability (as defined below), the Company shall pay the Executive (or the Executive’s estate) any earned but unpaid Base Salary and any unused vacation accrued (if applicable) through the date of such resignation or termination, at the rates then in effect, less standard deductions and withholdings. In the event of the Executive’s termination of employment for any reason, the Executive’s Equity Awards shall be treated in

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

accordance with the terms of the applicable plan and award agreements and in accordance with Section 3.4(d) and Section 5.3(b) below. Except as provided in Section 5.3, upon the Executive’s termination of employment pursuant to this Section 5.2, the Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.

5.3    Additional Incentives.

(a)    [***].

(b)    Notwithstanding any provision of Executive’s Equity Awards[***], in the event that the Company terminates the Executive’s employment at any time due to the Executive’s death or Disability, then with respect to 50% of the Executive’s Equity Awards which are then unvested and subject to vesting based on continued employment (the “Time-Vesting Condition”), the Time-Vesting Condition will be deemed satisfied; provided that, for the avoidance of doubt, any vesting condition applicable to the Executive’s Equity Awards which is satisfied based on performance, the occurrence of a liquidity event, or any conditions other than continued employment (such conditions, “Performance Conditions”) shall remain in effect. Except in the event of the Executive’s death, satisfaction of the Time-Vesting Condition described in this Section 5.3(b) shall be subject to the Executive’s execution of the Payment Release which is non-revocable prior to the Release Date. With respect to treatment of Executive’s Equity Awards upon a change in control, the terms of the applicable plan and award agreements shall govern.

5.4    Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)    “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of, or plea of no contest to, any crime involving moral turpitude or dishonesty in connection with the Executive’s duties or to any felony; (ii) participation in a fraud against the Company; (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Company of such breach; provided that the Company must provide written notice to the Executive within 30 days of its knowledge of the alleged breach by the Executive; (iv) engagement in conduct that causes or is reasonably likely to cause material damage to the Company’s reputation that has not been cured (if curable) within thirty (30) days after receiving written notice from the Company of such breach; provided that the Company must provide written notice to the Executive within 30 days of its knowledge of the alleged conduct by the Executive; (v) material failure to comply with the Company’s Code of Conduct or other material policies that has not been cured (if curable) within thirty (30) days after receiving written notice from the Company of such breach; provided that the Company must provide written notice to the Executive within 30 days of its knowledge of the alleged failure by the Executive; or (vi) violation of any law, rule or regulation

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.

(b)    “Disability” shall mean the Executive’s inability to perform the Executive’s duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of one hundred eighty (180) days (including weekends and holidays) in any consecutive three hundred sixty-five (365) day period.

(c)    “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary or target Annual Performance Bonus opportunity as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed ten percent (10%); (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; (iii) a reassignment of the Executive’s primary work location outside of New York; or (iv) the Company’s material breach of any material provision of this Agreement; provided further, however, that an actual Annual Performance Bonus that is below the target Annual Performance Bonus opportunity in any given year shall not be deemed Good Reason; provided further, however, that any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily resigns from employment with the Company within thirty (30) days following the end of the Cure Period.

(d)    “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s termination.

5.5    Effect of Termination. The Executive agrees that should the Executive’s employment terminate for any reason, the Executive shall be deemed to have resigned from any and all positions with the Company, including, but not limited to, the Executive’s position on the Board, Parent Board, and Board of Directors of any of the Company’s affiliates, as applicable.

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5.6    Section 409A Compliance.

(a)    It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of any release of claims, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.

(b)    Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of: (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of the Executive’s death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first (1st) business day following the expiration of such period, all payments deferred pursuant to this Section shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

5.7    Section 280G.

(a)    If any payment or benefit (including payments and benefits pursuant to this Agreement) that the Executive would receive in connection with a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code (a “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to the Executive as determined in this Section. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata.

(b)    Notwithstanding the foregoing, in the event that no stock of the Company is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Transaction, the Company shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code)

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Company does not cause a vote of shareholder to be held to approve all Excess Parachute Payments, or the shareholders do not approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of this Agreement shall apply.

(c)    Unless the Executive and the Company otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

6.    ARBITRATION.

Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; the New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers’ Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers’ Rights Law; the

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, New York. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel discovery which shall be narrowly tailored to efficiently resolve the disputed issues in the proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of four hundred thirty-five dollars ($435) (a typical filing fee in court) but the Company and the Executive shall split any arbitrator’s fees and expenses. Each party shall bear its or his own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties, except as otherwise required by applicable law.

7.    GENERAL PROVISIONS.

7.1    Representations and Warranties.

(a)    The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

is not subject to any confidentiality or non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s continued employment by the Company and the performance of the Executive’s expected job duties with the Company.

(b)    The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that the Executive has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.

(c)    The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.

7.2    [***]. [***].

7.3    Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

7.4    Miscellaneous.

(a)    This Agreement, along with the NDIA and any applicable equity awards that have been granted (as described in this Agreement), constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations (including the Prior Agreement). To the extent of any conflict between this Agreement and the NDIA, the terms of this Agreement shall govern.

(b)    This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board or the Parent Board.

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)    This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to the Executive’s and the Company’s heirs, successors and assigns, as applicable, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations.

(d)    If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.

(e)    This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

(f)    Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures

7.5    Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law with respect to third party claims arising out of the Executive’s performance of his duties to the Company. In addition, the Executive shall be covered under a director’s and officer’s liability policy(ies) paid for by the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ROIVANT SCIENCES, INC.

By:	/s/ Eric Venker
Name: Eric Venker
Title: Chief Operating Officer, Roivant

For purposes of Section 3.4 of this Agreement:

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

ROIVANT SCIENCES LTD.

By:	/s/ Marianne Romeo

ACCEPTED AND AGREED:

/s/ Mayukh Sukhatme
Mayukh Sukhatme, MD

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit A

[***]

Roivant Sciences, Inc. • 151 West 42nd Street, 15th Floor, New York, NY 10036 • roivant.com

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit B

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit C

[***]

Certain confidential information contained in this document, marked by [***], has been omitted because Roivant Sciences Ltd. (the “Company”) has determined that the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit D

[***]